Exhibit 99.1

April 16, 2013 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter of 2013

NORTH LIBERTY, IOWA - April 16, 2013 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended March 31, 2013. Operating revenues for the quarter were relatively flat at $134.3 million versus $134.8 million in the first quarter of 2012. Net income was $19.7 million compared to $16.6 million in the 2012 period, a 19.0% increase. Basic earnings per share increased 21.4% to $0.23 from $0.19 reported in the first quarter of 2012. Operating income for the three month period was positively impacted by a $7.0 million increase in gains on disposal of property and equipment but was negatively impacted by weather complications year over year. Also, with Easter and Good Friday falling in the first quarter of 2013 compared to being in the second quarter of 2012, as well as 2012 being a Leap Year, first quarter revenues were negatively impacted by less business days. For the quarter, Heartland Express, Inc. (the “Company”) posted an operating ratio (operating expenses as a percentage of operating revenues) of 77.5% and a 14.7% net margin (net income as a percentage of operating revenues) compared to 82.4% and 12.3%, respectively, in the first quarter of last year.

Fuel expense continues to have a significant impact to operations from quarter to quarter. During the past eight quarters, including the first quarter of 2013, fuel expense has exceeded salaries, wages, and benefits as our largest expense for six of the eight quarters. Historically, prior to significant fuel price increases in 2008, salaries, wages, and benefits was our largest expense. Fuel expense continues to hinder our operating margins. Fuel expense increased $0.3 million or 0.6% during the quarter, primarily due to harsher winter conditions, causing higher idle of tractors, and higher fuel prices during the first quarter of 2013 compared to the first quarter of 2012. The U.S. average cost of fuel was $4.026 per gallon during the first quarter of 2013, a 1.0% increase over the first quarter of the prior year. The Company continues to focus on fuel surcharge pricing, truck idling hours, overall tractor fuel economy, and fuel purchasing decisions in an effort to lessen the impact of higher fuel costs.

The average age of the Company's tractor fleet was 2.1 years as of March 31, 2013 compared to 1.9 years as of March 31, 2012. The Company took delivery of 485 new trucks during the first quarter which included ProStar Plus International and Freightliner Cascadia models. An additional 190 new trucks will be received throughout the second quarter of 2013 to complete this current upgrade. The average age of the Company's trailer fleet improved to 3.1 years at March 31, 2013 compared to 4.1 years at March 31, 2012, with 97% of our trailers being 2007 models and newer at the end of the quarter.

The Company ended the quarter with cash, cash equivalents, and long-term investments totaling $147.5 million, a $7.6 million increase from the $139.9 million reported at December 31, 2012. Auction rate security investment balances were $21.3 million, at par, at March 31, 2013 compared to $198.5 million, at par, in February 2008 when these investments became illiquid. Net cash flows from operations continued to be strong at 21.2% of operating revenues during quarter ended March 31, 2013 compared with 21.0% for the quarter ended March 31, 2012. The Company continues to maintain a debt-free balance sheet with total assets of $515.2 million. The Company ended the trailing twelve months as of March 31, 2013 with a return on total assets of 12.4% and a 19.3% return on equity compared to 13.2% and 20.2%, respectively, during the trailing twelve months as of March 31, 2012.

Commitment to our shareholders continues through the payment of cash dividends and the repurchase of common stock. A dividend of $0.02 per share was declared during the quarter and was paid on April 2, 2013. The Company has now paid cumulative cash dividends of $438.3 million, including three special dividends, over the past thirty-nine consecutive quarters. We did not purchase any shares of our common stock during the quarter and approximately 3.2 million shares remain authorized for purchase.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2013	2012
OPERATING REVENUE	$134,273	$134,833

OPERATING EXPENSES:
Salaries, wages, and benefits	$40,598	$41,996
Rent and purchased transportation	1,298	1,662
Fuel	42,978	42,705
Operations and maintenance	5,441	5,652
Operating taxes and licenses	2,416	2,075
Insurance and claims	2,860	2,514
Communications and utilities	774	747
Depreciation	15,066	13,939
Other operating expenses	3,813	3,979
Gain on disposal of property and equipment	(11,178)	(4,214)

	104,066	111,055

Operating income	30,207	23,778

Interest income	123	142

Income before income taxes	30,330	23,920

Federal and state income taxes	10,596	7,332

Net income	$19,734	$16,588

Earnings per share
Basic	$0.23	$0.19
Diluted	$0.23	$0.19

Weighted average shares outstanding
Basic	84,770	86,475
Diluted	85,046	86,826

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2013	2012
CURRENT ASSETS
Cash and cash equivalents	$127,506	$119,838
Trade receivables, net	51,747	46,555
Prepaid tires	5,834	6,603
Other current assets	10,204	2,281
Income tax receivable	—	2,351
Deferred income taxes, net	14,251	13,797
Total current assets	209,542	191,425

PROPERTY AND EQUIPMENT	450,393	432,330
Less accumulated depreciation	178,682	189,959
	271,711	242,371
LONG-TERM INVESTMENTS	19,991	20,016
OTHER ASSETS	13,956	13,925
	$515,200	$467,737
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$27,590	$7,583
Compensation and benefits	17,316	16,409
Insurance accruals	12,631	13,924
Income taxes payable	5,638	—
Other accruals	8,458	7,439
Total current liabilities	71,633	45,355
LONG-TERM LIABILITIES
Income taxes payable	22,118	23,122
Deferred income taxes, net	54,938	51,306
Insurance accruals less current portion	57,760	57,590
Total long-term liabilities	134,816	132,018
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2013 and 2012; outstanding 84,770 in 2013 and 2012	907	907
Additional paid-in capital	3,322	2,968
Retained earnings	386,346	368,313
Treasury stock, at cost; 5,919 in 2013 and 2012	(80,540)	(80,540)
Accumulated other comprehensive loss	(1,284)	(1,284)
	308,751	290,364
	$515,200	$467,737